Exhibit 10.1

AMENDMENT NO. 2 TO
CANCELLATION AND WAIVER AGREEMENT
This Amendment No. 2 to Cancellation and Waiver Agreement (“Amendment No. 2”) is entered into as of the 22st day of November, 2015,
BACKGROUND:
A.    Reference is made to that certain Cancellation and Waiver Agreement (the “Agreement”) is entered into as of the 4th day of September, 2015, by and among Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”), and the investor signatory hereto (the “Holder”).
B.    Reference is also made to Amendment No. 1 to the Agreement dated as of October 8, 2015 (“Amendment No. 1”) by and among the Company and the Holder.
C.    Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
D.    Pursuant to the Amendment, the parties agreed, among other things, for the Company to repurchase on December 20, 2015 (the “Third Closing Date”) from the Holder $2,800,000 aggregate principal amount of the Company’s outstanding Third Closing Note.
E.    The parties desire to make certain changes to Amendment No. 1 regarding the Third Closing and related matters.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:
1.Amendments; Acknowledgements. The parties hereby amend the Agreement and Amendment No. 1 as follows:

(a)	The term “Third Closing Date” is amended to mean December 21, 2015.

(b)
The terms “Third Closing Purchase Price” and the amount of the “Third Closing Note” are each amended to mean $1,000,000.00. Under Amendment No. 1, such terms previously had been defined to mean $2,800,000.

(c)
The parties agree that a $1,800,000 portion (which previously had been scheduled to be repurchased on the Third Closing Date) aggregate principal amount of the outstanding Notes (the “November Reinstated Notes”) shall remain outstanding and shall not be cancelled as provided in the Agreement and Amendment No. 1. Notwithstanding anything set forth in the Agreement and Amendment No. 1 to the contrary, except as specifically provided in this Amendment No. 2 the parties hereto acknowledge and agree that the Transaction Documents shall remain in full force and effect with respect to the November Reinstated Notes and the November Reinstated Notes shall retain all current and existing rights and terms as set forth in each of the Transaction Documents, including (without limitation) all existing rights of conversion, redemption and other rights and remedies set forth in the November Reinstated Notes and each of the other Transaction Documents.

(d)
So long as no Event of Default has occurred and is continuing, (i) the Holder agrees to release as of January 15, 2016 the security interest on that portion of the Collateral (as such term is defined in the Security Agreement) that constitutes accounts receivable of the Company and (ii) the Holder agrees to release as of February 8, 2016 the security interest in the remaining Collateral (as such term is defined in the Security Agreement) of the Company.

(e)	The Company and the Holder hereby amend the November Reinstated Notes to delete Section 8 thereof.
2.    Ratifications. Except as otherwise expressly provided herein, the Agreement, Amendment No. 1, the Initial Securities Purchase Agreement and each other Transaction Document (as defined in the Initial Securities Purchase Agreement and the Additional Securities Purchase Agreement), is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects. The parties confirm that the waivers contained in Section 2 of the Agreement continue in full force and effect.
3.    Representations and Warranties.
(a)Company Bring Down; No Event of Default. Except as set forth on Schedule 4(a) attached hereto, the Company hereby makes the representations and warranties to the Holder as set forth in Section 3 of the Initial Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Amendment, mutatis mutandis. The Company represents and warrants to the Investor that after giving effect to the terms of this Agreement no Event of Default (as defined in the Note) shall have occurred and be continuing as of the date hereof.
(b)Holder Bring Down; Ownership Representation. The Holder hereby makes the representations and warranties as to itself only as set forth in Section 2 of the Initial Securities Purchase Agreement (as amended hereby) as if such representations and warranties were made as of the date hereof and set forth in their entirety in this Agreement, mutatis mutandis. The Holder owns the Notes free and clear of any liens (other than the obligations pursuant to this Amendment, the Agreement, the Transaction Documents and applicable securities laws).
4.    Disclosure of Transaction. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first business day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching such documents, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the SEC by the Company (including, without limitation, this Amendment) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, affiliates, employees and agents, not to, provide the Holder with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express prior written consent of the Holder. To the extent that the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates employees or agents delivers any material, non-public information to the Holder without the Holder's consent, the Company hereby covenants and agrees that the Holder's shall not have any duty of confidentiality to the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents with respect to, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents not to trade on the basis of, such material, non-public information. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.
5.    No Integration. None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf shall, directly or indirectly, make any offers or sales of any security (as defined in the Securities Act) or solicit any offers to buy any security or take any other actions, under circumstances that would require registration of any of the Default Shares under the Securities Act or cause any transaction to be integrated with such offering or any prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the Principal Market and/or any exchange or automated quotation system on which any of the securities of the Company are listed or designated.
6.    Listing. The Company shall maintain the Common Stock’s authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.
7.    Blue Sky. The Company shall make all filings and reports relating to the transactions contemplated hereby required under applicable securities or “Blue Sky” laws of the states of the United States following the date hereof, if any.
8.    Miscellaneous Provisions. Section 9 of the Securities Purchase Agreements (as amended hereby) is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY: ASCENT SOLAR TECHNOLOGIES, INC. By: /s/ Victor Lee Name: Victor Lee Title: Chief Executive Officer

IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

HOLDER: HUDSON BAY MASTER FUND LTD By: /s/ George Antonopoulos Name: George Antonopoulos Title: Authorized Signatory